Exhibit 99.1

Contacts:	Robert Saltmarsh	Suzanne Clancy
	Chief Financial Officer	Corporate Communications
	Nanogen, Inc.	Nanogen, Inc.
	858-410-4600	858-410-4688
sclancy@nanogen.com

NANOGEN ANNOUNCES $20 MILLION FINANCING TRANSACTION

SAN DIEGO (Aug. 27, 2007) – Nanogen, Inc. (Nasdaq: NGEN), developer of advanced diagnostic products, announced today that it has entered into a definitive agreement for a $20 million registered offering to institutional investors of senior convertible notes and warrants. The transaction is expected to fund today. Seven Hills Partners LLC served as the placement agent for the transaction.

“We are pleased to announce this financing from a group of solid institutional investors familiar with both our market place and our long term prospects” said Howard C. Birndorf, Nanogen chairman and chief executive officer. “This financing provides the company with a vehicle for long term continued investment in the company and allows us to focus on our core objectives of managing the business and improving our EBITDA performance.”

The unsecured Senior Convertible Notes to be issued in the financing will bear interest annually at a rate of 6.25% per annum and will provide investors with the right to convert principal into registered shares of Nanogen common stock at $1.27 per share, which carries a premium of approximately 12% over the closing bid price of Nanogen’s stock on August 24, 2007. The Notes have a three year term and, subject to certain conditions, the company may elect to make payments of interest in cash or stock. After 24 months, Nanogen will have the right to force conversion of the Notes into shares of the company’s common stock, depending on the performance of the common stock. The company will initially place $7.3 million of the funds in a restricted bank account that will become unrestricted subject to certain stock price performance criteria.

Additionally, the investors initially received warrants to purchase approximately 11.0 million shares of common stock at an exercise price of $1.14 per share for a term of five years, which may be replaced with additional warrants if these initial warrants are exercised Under certain circumstances, the company can force the exercise of these warrants, depending upon the performance of its common stock, which will provide the company access to additional capital.

Nanogen expects to use the net proceeds from the offering for working capital and general corporate purposes. For additional details concerning this transaction and the warrants, please see Nanogen’s 8-K filed on August 27, 2007.

This press release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such Notes or Warrants in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities are being offered under the company’s shelf registration statements filed with the Securities and Exchange Commission and only by means of a prospectus supplement, base prospectus and final term sheet, copies of which may be obtained from Seven Hills Partners, LLC, 275 Battery Street, 16th Floor, San Francisco, California 94111, collect: (415) 869-6223.

About Nanogen, Inc.

Nanogen’s advanced technologies provide researchers, clinicians and physicians worldwide with improved methods and tools to predict, diagnose, and ultimately help treat disease. The company’s products include real-time PCR reagents, the NanoChip® electronic microarray platform and a line of rapid, point-of-care diagnostic tests. Nanogen’s ten years of pioneering research involving nanotechnology holds the promise of miniaturization and continues to be supported for its potential for diagnostic and biodefense applications. For additional information please visit Nanogen’s website at www.nanogen.com.

Nanogen Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

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